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                                        This filing is made pursuant
                                        to Rule 424(b)(3) under
                                        the Securities Act of
                                        1933 in connection with
                                        Registration No. 333-24549




Upper right corner of Prospectus cover:

For supplemental information regarding AVANIR Pharmaceuticals (formerly LIDAK Pharmaceuticals) since this Prospectus was prepared, see the Prospectus Supplement dated September 9, 1999, which is attached to the back page of this Prospectus beginning on Page S-1. The Prospectus Supplement describes the reduction in exercise price and earlier expiration date of our Class G Stock Purchase Warrants.


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             AVANIR PHARMACEUTICALS (FORMERLY LIDAK PHARMACEUTICALS)

                  SUPPLEMENT TO PROSPECTUS DATED APRIL 11, 1997

                                SEPTEMBER 9, 1999

REDUCTION IN EXERCISE PRICE OF CLASS G STOCK PURCHASE WARRANTS:

         On August 23, 1999, we reduced the exercise price of our Class G Stock Purchase Warrants issued to RGC International Investors, LDC from $2.97 to $1.375 per share of Class A Common Stock. In connection with this reduction in the exercise price, we cancelled the previously outstanding warrants and issued a replacement warrant to purchase 4,385,783 shares of Class A Common Stock at the reduced exercise price of $1.375 per share.

EARLIER EXPIRATION DATE OF CLASS G STOCK PURCHASE WARRANTS:

         As part of the consideration for re-pricing the warrants, we changed the expiration date of the warrants to be determined by the future trading prices of our Class A Common Stock, as follows:

- If our Class A Common Stock trades at a market price greater than $2.25 per share for fifteen consecutive trading days after October 1, 1999, then the warrant holder will have forty-five trading days from the end of the fifteen-day period (the "First Trigger Date") to exercise at least 50% of the shares of Class A Common Stock underlying the warrant. If the warrant holder has not exercised at least 50% of the shares by this forty-fifth trading day, then any remaining unexercised portion of the first 50% of the shares underlying the warrant will expire;

- If our Class A Common Stock trades at a market price greater than $2.75 per share for fifteen consecutive trading days after January 1, 2000, then the warrant holder must exercise the remaining portion of the shares then underlying the warrant by the later of forty-five trading days from the end of the fifteen-day period or sixty trading days after the First Trigger Date, or the warrant covering these remaining shares will expire;

- If our Class A Common Stock has not reached either of the price milestones described above, but our Class A Common Stock has traded at a market price equal to or greater than $2.00 per share for fifteen consecutive trading days after August 23, 1999, then the warrant will expire on September 30, 2000; and

- If our Class A Common Stock has not traded at a market price equal to or greater than $2.00 per share for fifteen consecutive trading days after August 23, 1999, then the warrant will expire on June 30, 2001.


SOME OF THE SHARES OF CLASS A COMMON STOCK UNDERLYING THE WARRANT ARE RESTRICTED FOR RE-SALE:

         On April 11, 1997, we registered for re-sale 3,628,733 shares of Class A Common Stock issuable upon exercise of the warrants. In re-pricing the warrants from $2.97 to $1.375 per share, we authorized the issuance of an additional 2,355,328 shares of Class A Common Stock underlying the warrants, raising the total number of shares issuable upon exercise of the warrant to 4,385,783. Because we have registered for re-sale only 3,628,733 shares of Class A Common Stock upon exercise of the warrants, the remaining 757,050 shares of Class A Common Stock underlying the warrant will bear a restrictive legend and may only be re-sold at the present time in accordance with Rule 144 promulgated by the Securities and Exchange Commission or if we file a separate registration statement covering these remaining shares.


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